As filed with the Securities and Exchange Commission on May 20, 2004	Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GLOBAL MED TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-1116894 (I.R.S. Employer I.D. Number)

12600 West Colfax, Suite C-420, Lakewood, Colorado 80215
(Address of Principal Executive Offices, including Zip Code)

GLOBAL MED TECHNOLOGIES, INC. 2003 STOCK OPTION PLAN
(Full title of the plan)

Michael I. Ruxin, M.D.
Global Med Technologies, Inc.
12600 West Colfax, Suite C-420
Lakewood, CO 80215
(303) 238-2000
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock	5,000,000 shares (3)	$0.58	$2,900,000	$368

(1)

There are also registered hereunder such indeterminate number of additional shares of the Registrant’s $.01 par value common stock (“Common Stock”) as may become subject to the Registrant's 2003 Stock Option Plan as a result of the anti-dilution provisions thereof.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the bid and asked price of the Registrant’s Common Stock as of May 18, 2004.
(3)	This Registration Statement registers 5,000,000 shares of the Registrant’s Common Stock reserved for issuance under the 2003 Stock Option Plan.

(The Exhibit Index is located on Page 8)

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

     The required Plan Information is included in documents being maintained and delivered by the Registrant as required by Rule 428 of the Securities Act of 1933, as amended (the “Act”).

Item 2.   Registrant Information and Employee Plan Annual Information.

     The Registrant will provide to participants a written statement advising them of the availability, without charge, upon written or oral request, of documents incorporated by reference in Item 3 of Part II hereof, and stating that these documents are incorporated by reference in the Section 10(a) prospectus. The statement also will indicate the availability without charge, upon written or oral request of other documents required to be delivered pursuant to Rule 428(b) under the Act. The statement will include the address (giving title and department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on April 14, 2004;

(b)

All other reports filed by the Registrant with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934 Act, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c)	The description of the Common Stock contained in the Registrant’s Form 8-A Registration Statement under the Exchange Act, as filed on January 31, 1997.

     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     No description of the class of securities to be offered is required under this Item because the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel.

     None.

Item 6.   Indemnification of Directors and Officers.

     A. The Colorado Business Corporation Act (the “Act”) provides that a corporation shall indemnify an officer or director, and may indemnify an employee, fiduciary or agent, of the Company who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because the person is or was an officer, director, employee, fiduciary or agent against reasonable expenses incurred by him or her in connection with the proceeding. The Act allows indemnification of directors, officers, employees, fiduciaries and agents of the corporation for reasonable expenses incurred in connection with any proceeding in which an individual is made a party because he was a director, officer, employee, fiduciary or agent of the corporation if:

(a)	The person conducted himself or herself in good faith; and

(b)	The person reasonably believed:

(i)	In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation’s best interests; and

(ii)	In all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and

(c)	In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard.

     The Company’s Articles of Incorporation, as amended, provide that the Company shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he is or was a director or officer of the Company or, while serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Company also shall indemnify any person who is serving or has served the Company as director, officer, employee, fiduciary, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible. The Company’s Bylaws, as amended, also provide that the Company shall indemnify its officers, directors and employees to the fullest extent permitted by law.

     The Company’s Articles of Incorporation, as amended, provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts specified under Section 7-108-403 of the Act or any amended or successor provision thereof, or (iv) for any transaction from which the director derived an improper personal benefit. If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Act, as so amended.

     The foregoing is limited and qualified in its entirety by reference to the Act and the Registrant’s Articles of Incorporation, as amended and Bylaws, as amended.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

4.3

Specimen Copy of Stock Certificate for Common Stock. (Incorporated by reference from the like numbered exhibit filed with the Registrant’s Registration Statement on Form SB-2, Registration No. 333-11723)

5.1	Opinion of Tenenbaum & Kreye LLP

10.68	Global Med Technologies Inc. 2003 Stock Option Plan

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.2	Consent of Tenenbaum & Kreye LLP - See Exhibit 5.1.

Item 9.    Undertakings

     The registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Act, as amended, may be permitted to officers and directors of the Company pursuant to the above-mentioned By-Laws and statute, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for such indemnification (except insofar as it provides for payment by the Company of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted against the Company by a director or officer and the Commission is still of the same opinion, the Company will, unless the matter has, in the opinion of its counsel, been adjudicated by precedent deemed by it to be controlling, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado on May 20, 2004.

GLOBAL MED TECHNOLOGIES, INC. Registrant By: /s/ Michael I. Ruxin, Michael I. Ruxin, M.D. Chairman of the Board of Directors and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael I. Ruxin Michael I. Ruxin	Chairman of the Board and Chief Executive Officer and Director and Acting Principal Accounting and Financial Officer	May 20, 2004

/s/ Thomas F. Marcinek Thomas F. Marcinek	President and Chief Operating Officer	May 14, 2004

Signature	Title	Date

/s/ Gary L. Cook Gary L. Cook	Director, Acting Principal Financial and Accounting Officer and Treasurer through February 25, 2004	May 17, 2004

/s/ Gerald F. Willman, Jr. Gerald F. Willman, Jr.	Director and Wyndgate Vice President Sales and Marketing (Wyndgate Technologies)	May 18, 2004

/s/ Fai H. Chan Fai H. Chan	Director	May 20, 2004

/s/ Robert H. Trapp Robert H. Trapp	Director	May 19, 2004

/s/ Kwok Jen Fong Kwok Jen Fong	Director	May 18, 2004

/s/ Tony T. W. Chan Tony T. W. Chan	Director	May 20, 2004

/s/ David T. Chen David T. Chen	Director	May 14, 2004

EXHIBIT INDEX

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit No.	Description

4.3

Specimen Copy of Stock Certificate for Common Stock. (Incorporated by reference from the like numbered exhibit filed with the Registrant’s Registration Statement on Form SB-2, Registration No. 333-11723)

5.1	Opinion of Tenenbaum & Kreye LLP

10.68	Global Med Technologies Inc. 2003 Stock Option Plan

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.2	Consent of Tenenbaum & Kreye LLP - See Exhibit 5.1.